                              EMPLOYMENT AGREEMENT

         This Employment Agreement (hereinafter referred to as "Agreement") is made and entered into as of the 19 day of August 2003 by and between Pinnacle
Holdings Inc., a Delaware corporation (hereinafter referred to as the
"Employer"), Pinnacle Towers Inc., a Delaware corporation ("PTI") and William T.
Freeman (hereinafter referred to as "Employee"). This Agreement shall be for employment effective as of the "Closing" (as such term is defined in the
Securities Purchase Agreement) (the "Effective Date") of transactions contemplated by the Securities Purchase Agreement by and among the Employer,
PTI, Frit Pinn LLC and Greenhill Capital Partners L.P. (Frit Pinn LLC, together with Greenhill Capital Partners L.P., the "Investors"), dated as of April 25,
2002 (the "Securities Purchase Agreement").

         WHEREAS, the Employer wishes to continue to employ Employee as the
Chief Financial Officer of the Employer ("CFO") and Employee wishes to remain employed as the CFO; and

         WHEREAS, the parties desire to memorialize the terms and conditions upon which their employment relationship shall be governed.

         NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein, the sufficiency of which is acknowledged by the parties, the parties covenant and agree as follows:

         1. Employment. The Employer agrees to employ Employee and Employee agrees to be employed as the CFO of the Employer with such duties and upon such terms as set forth herein.

         2. Duties. Employee shall perform the duties of the CFO to the best of his abilities in accordance with Tower's Employee Handbook and Safety
Guidelines, any other applicable policies and procedures of the Employer, applicable law, and any formal goals and objectives established by the Chief
Executive Officer of the Employer ("CEO"). During the existence of this
Agreement, Employee shall devote full employment energies, interests, abilities and time to the performance of his obligations hereunder, and shall not, without written consent of the CEO, render to others any service of any kind for compensation or engage in activities which conflict or interfere with Employee's duties and obligations as the CFO. It shall not be considered a violation of the foregoing for Employee to continue to serve as a director on the board of directors of Digital Technologies LLC.

         3. Compensation. The CFO position is a full time-exempt position as defined under applicable law. The Employer shall pay Employee and Employee shall accept as full consideration for service to be rendered hereunder compensation consisting of the following:

         (a)  An annual salary of $200,000.00 (as in effect from to time, the
              "Base Salary"), payable in semi-monthly installments consistent with the Employer's policy for compensating senior management. The
              Base Salary

              shall be increased to $214,000 effective January 1, 2003, and in subsequent years will be subject to annual review and adjustment from time to time by the Board of Directors of the Employer (the
              "Board"). The Base Salary may be increased but not decreased without Employee's consent. Notwithstanding the above, the $14,000 annual increase in Employee's Base Salary detailed in this Section
              3(a) of the Agreement and effective January 1, 2003 shall be deferred until year end bonuses are paid and paid in addition to
              Employee's bonus detailed in Section 3(b) of the Agreement.

         (b)  During the Term (as defined below), Employee shall be eligible for or entitled to such bonus opportunities as are set out in the
              Bonus Schedule attached hereto.

         (c)  Pursuant to an employee stock option plan to be adopted by the
              Employer and in effect at the Effective Date (the "Employee Stock
              Option Plan"), the Employer shall grant to Employee a stock option
              (the "Group A Option" to purchase 0.85% of the outstanding common stock, par value $.01 per share, of the Employer (the "New Common
              Stock") and a stock option (the "Group B Option") to purchase
              0.85% of the New Common Stock. The Group A Option and Group B
              Option shall, to the extent possible, be designated in the applicable option agreement as an "incentive stock option" within the meaning of section 422 of the Internal Revenue Code of 1986, as amended. The exercise price per share for the Group A Option and the Group B Option shall be $10 and $20, respectively. The
              Group A Option and the Group B Option shall each have a term of ten years beginning on the date of grant. The Group A Option and the Group B Option shall each vest as follows: (i) 30% of the shares subject to such option shall vest on the first anniversary of the date of grant, (ii) 30% of the shares subject to such option shall vest on the second anniversary of the date of grant and (ii) 40% of the shares subject to such option shall vest on the third anniversary of the date of grant; provided, however, that such option shall vest immediately upon a "Change in Control"
              (as such term is defined in the Employee Stock Option Plan);
              provided, further, that such option shall vest immediately upon the termination of this Agreement by the Employer for any reason other than for Cause (as defined in paragraph 5 below). In the event such options vest pursuant to the immediately preceding sentence of this paragraph 3(c) as a result of the termination of the Term, Employee shall have a period of time during which
              Employee may exercise such options, which period of time shall be equal to ninety (90) days plus the number of days remaining, if any, in the then operative "closed period" during which Employee would be precluded from trading in Employer shares under the
              Employer's insider trading rules.

         (d)  The Employer shall provide Employee with a cell phone and vehicle for business use. Such vehicle shall be of a substantially similar class to the vehicle provided to Employee by the Employer on the
              Effective Date.

         (e)  Employee benefits afforded to the senior management of the
              Employer including, but not limited to, health, dental, vision, life insurance, and accidental death & dismemberment coverage, and a ss.401 (k) plan; as set forth in the applicable plan documents.
              The Employer reserves the right to modify the employee benefits at any time, including the cost allocation for such benefits.

         (f)  During the Term, Employee shall be entitled to an annual vacation of four weeks each year in accordance with the Employer's vacation policy applicable to similarly situated executives. Vacations are to be taken at such time or times as shall be mutually agreed upon between the Employer and Employee.

         4. Term. The term of this Agreement shall begin on the Effective Date and end on the third anniversary of the Effective Date (the "Term"); provided, however, that commencing on the third anniversary of the Effective Date and on each subsequent anniversary of the Effective Date (each such anniversary, a
"Renewal Date"), the Term shall automatically be extended for one additional year unless, not later than ninety (90) days prior to such Renewal Date, the
Employer or Employee shall have given written notice not to extend the Term;
provided, further, that the Term shall be subject to earlier termination as provided in paragraph 5 hereof.

         5. Termination. Either the Employer or Employee may terminate this
Agreement for any reason or for no reason upon 30 days' written notice to the other party. If the Employer terminates this Agreement other than for Cause (as defined below), Employee shall be entitled to termination compensation for twelve (12) months subsequent to the termination date, which shall consist of his Base Salary (as the rate then in effect) and the benefits described in paragraph 3(d) and paragraph (3)(e) hereof, excluding participation in a
ss.401(k) plan subsequent to the termination date (so long as Employee is not in breach of paragraph 7 hereof). Upon a termination of this Agreement for any other reason, Employee shall be entitled only to the compensation and benefits earned up through and including the day the Agreement is terminated by either party. For purposes of this Agreement, "Cause" shall mean (i) any intentional misapplication by Employee of the Employer's, PTI's or their subsidiaries'
funds, intended to result directly or indirectly in significant gain or personal enrichment at the expense of the Employer, PTI or their subsidiaries, or any act of dishonesty committed by Employee in connection with the Employer's, PTI's or their subsidiaries business; (ii) Employee's conviction of a crime involving moral turpitude; (iii) Employee's non-performance or non-observance in any material respect of any requirement with respect to Employee's employment hereunder; or (iv) any other action by Employee involving willful and deliberate malfeasance or negligence in the performance of Employee's duties hereunder. In the event that the Board wishes to terminate Employee for "Cause" under (iii)
above, it shall give Employee at least thirty (30) days advance written notice thereof and provide

Employee an opportunity to meet with the Board, discuss the basis for the decision, and a reasonable opportunity to cure any failure to perform his duties in the manner expected; provided, however, that Employee shall not exercise the then vested portion of his Group A Option or Group B Option during such thirty
(30) day period; provided, further, that any such termination shall not be effective until the end of such thirty (30) day period or, if later, the date of
Employee's meeting with the Board.

         6. Resignation as Officer or Director. Upon the termination of the
Employment Period, Employee shall resign each position (if any) that he then holds as an officer or director of the Employer, PTI or any subsidiary thereof.

         7. Non-Competition; Preservation of Non-Trade Secret Protectible
Business Interests; Preservation of Trade Secrets. During the Term and for
twelve (12) months after the termination of this Agreement and/or Employee's employment relationship with Employer, irrespective of the time, manner, or method of such termination, Employee shall not, without the express written consent of the Employer, directly or indirectly, consult with, render services to, or otherwise participate or attempt to participate in any manner in a business which competes with the Employer within the geographic area in which
Employer conducted business immediately prior to the termination, and/or:

              A. Shall not use or disclose any Confidential Information to any person or entity without the written authorization of the Employer. Confidential information includes, but is not limited to, information concerning Employer's customers; pricing information and methods; training and operational procedures;
advertising, marketing, and sales information; financial information; and other data, concepts, strategies, methods, procedures or other confidential information that is not a Trade Secret as defined by Florida Statute Section
688.002; provided, however, that such Confidential Information shall not include any information that has otherwise been disclosed to the public or is otherwise in the public domain;

              B. Shall not solicit, directly or indirectly, any existing or potential client or customer with whom the Employer has a substantial relationship;

              C. Shall not adversely affect the Employer's customer goodwill associated with (1) an ongoing business by way of trade name, trademark, service mark, trade dress and the like; (2) a specific geographic location; or (3) a specific marketing or trade area;

              D. Shall not use extraordinary or specialized training received from the Employer, except that this shall not include any general business knowledge and work skills of Employee, even if developed or improved by Employee while in the employ of the Employer;

              E. Shall not solicit, directly or indirectly, any employee of the
Employer to leave the employment of the Employer; and/or

              F. Shall not, directly or indirectly, use or disclose any trade secret as that term is defined by Florida Statute Section 688.002, or allow any such trade secret information to be disclosed to or used by any person or entity, for any reason or purpose whatsoever, without the express written consent of the Employer. In addition, Employee shall not accept any employment or other business relationship which would, by the nature of the position, inherently involve the use or disclosure of any trade secret.

              The restrictive covenants set forth in this paragraph 7 are expressly intended to benefit the Employer, the Investors and their respective parents, subsidiaries, successors, and assigns (the "Third Party Beneficiaries")
and the Employer and the Third Party Beneficiaries are expressly authorized to enforce this provision.

         8. Assignment of Proprietary Information. Employee agrees that he shall promptly disclose to the Employer in writing all information generated, conceived or first reduced to practice by him alone or in conjunction with others, during or after working hours, while in the employ of the Employer (all of which is collectively referred to in this Agreement as "Proprietary
Information"); provided, however, that such Proprietary Information shall not include (i) any information that has otherwise been disclosed to the public or is otherwise in the public domain and (ii) general business knowledge and work skills of Employee, even if developed or improved by Employee while in the employ of the Employer. All such Proprietary Information shall be the exclusive property of the Employer and is hereby assigned by Employee to the Employer, except as otherwise specifically agreed to by the Employer in writing.
Employee's obligation relative to the disclosure to the Employer of such
Proprietary Information anticipated in this paragraph 8 shall continue beyond
Employee's termination of employment and Employee shall, at the Employer's expense, give the Employer all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.

         9. Documents and Personal Property. All documents or other personal property relating in any way to the business of the Employer which is conceived or generated by Employee or comes into his possession during his employment shall be and remain the exclusive property to the Employer. Employee agrees promptly to return all such documents and personal property to the Employer on termination of his employment or at such earlier time as the Employer may request. Employee expressly authorizes the Employer to withhold to the maximum allowable by law any monies due to Employee at the time of Employee's termination from employment with the Employer, regardless of the reasons for termination, until such documents or personal properly is returned to the
Employer. Before any such withholding may occur, the Employer must notify
Employee in writing, giving thirty (30) days notice before any such withholding, as to the, specific items the Employer believe Employee has failed to return.

         10. Enforcement of Restrictive Covenants. The parties understand and agree that the restrictive covenants set forth in paragraphs 7 through 9 of this
Agreement (the "Restrictive Covenants") are essential elements of the Employee's employment with the Employer. Further, Employee expressly acknowledges that the restrictions contained in this Agreement are reasonable and necessary to accomplish and preserve the Employer's

protectible business interests and trade secrets and are not contrary to public health, safety or welfare. Employee further acknowledges that enforcement of the restrictions contained herein will not deprive Employee the ability to earn a reasonable living, and that any violation of the restrictions contained in this
Agreement will cause significant and irreparable harm to the Employer. The parties understand and agree further that the Employer shall be entitled to obtain injunctive relief including, but not limited to, a temporary restraining order or temporary, preliminary, or permanent injunction, to enforce the provisions of this Agreement.

         11. Effect of Breach of Restrictive Covenants. The parties agree that the time period covered by Restrictive Covenants shall be extended by any period of time during which Employee is in violation of this Agreement or for litigation to enforce this Agreement.

         12. Intent of Parties Regarding Restrictive Covenants. It is the intent of the parties that the Employer be given the broadest protection allowed by law with regard to the scope of the Restrictive Covenants. The Restrictive Covenants
shall be construed as agreements independent of any other provision of this
Agreement. The existence of any claim or cause of action of Employee against the
Employer shall not constitute a defense to the enforcement by the Employer of the Restrictive Covenants. It is expressly agreed by the parties that if any portion of the Restrictive Covenants set forth in this Agreement are held to be invalid, unreasonable, overbroad, arbitrary, against public policy, or otherwise unenforceable, then each such portion of the Restrictive Covenants shall be considered divisible both as to time, geographical area, and any other relevant feature, with each month of a specified period being deemed a separate period of time and each mile being deemed a separate geographical area, it being the intention of the parties that a lesser period of time, geographical area, or other relevant feature shall be enforced to' the fullest extent permitted by law.

         13. Application of Florida Law. It is expressly agreed by the parties that this Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida regardless of where Employee is located at the time of his termination of employment. The parties acknowledge and agree that the activities of the parties under this Agreement have a significant relationship to the state of Florida sufficient to make Florida law the proper choice of law for this Agreement.

         14. Notices. Any notice required or permitted to be given under this
Agreement shall be sufficient if in writing, and if sent by certified United
States mail, postage prepaid, to the residence of Employee in the case of notice provided to Employee, or to the principal place of business of Employer in the case of notice provided to the Employer. Any notice under this Agreement to the
Investors shall be addressed as follows:

                  if to Frit Pinn LLC, to

                  c/o Fortress Investment Group, LLC
                  1301 Avenue of the Americas, 42nd Floor

                  New York, NY 10019
                  Fax: (212) 798-6122
                  Attn:    Wesley R. Edens
                           William B. Doniger

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  4 Times Square
                  New York, NY 10036-6522
                  Fax: (212) 735-2000
                  Attn:    Randall H. Doud, Esq.

                  if to Greenhill Capital Partners, L.P., to

                  Greenhill Capital Partners, L.P.
                  300 Park Avenue, 23rd Floor
                  New York, NY 10022
                  Fax: (212) 389-1706
                  Attn:    Robert H. Niehaus
                           Timothy J. Haddock

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  4 Times Square
                  New York, NY 10036-6522
                  Fax: (212) 735-2000
                  Attn:    Randall H. Doud, Esq.

         15. Paragraph Headings. Paragraph and other headings contained in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, the provision or provisions so affected shall be automatically conformed to the law or determination and otherwise this Agreement shall continue in full force and effect.

         16. Arbitration. In the event that a dispute arises between the parties regarding the formation, interpretation and/or the terms and conditions of this
Agreement and/or if there arises any other claim or legal dispute between the parties, with the exception of disputes involving the enforcement of the covenants in paragraph 7 or federal civil rights (the "Dispute"), the complaining party shall submit the Dispute in writing to the other party for resolution. If the Dispute is not resolved between the parties within sixty (60)
days of the date the Dispute is submitted in writing to the other party, the complaining party must submit the Dispute to final and binding arbitration pursuant to the National Rules for the Resolution of Employment Dispute of the
American Arbitration Association in effect at the time of the Dispute (the "AAA
National Rules") if the complaining party wishes to pursue the Dispute. The parties expressly understand

that by agreeing to this Arbitration provision, they are agreeing to waive any rights to a civil action and/or jury trial regarding any Disputes between them.
However, the provisions of this paragraph do not prohibit the complaining party from filing an administrative claim with a federal, state, or local administrative agency. The complaining party must submit a written Demand for
Arbitration to the American Arbitration Association and to the other party within twenty (20) calendar days after the date the written submission of the
Dispute to the other party, or within ninety (90) days after receipt of the determination regarding any administrative claim with a federal, state, or local administrative agency, or within the statute of limitations set forth under applicable law regarding the Dispute, whichever is greater. The Demand for
Arbitration form and copies of the AAA National Rules may be obtained from the
Employer's Human Resources office. Any demand for arbitration not submitted within the applicable twenty (20) or ninety (90) calendar day period or within the applicable statute of limitations shall be deemed untimely. Once a demand for arbitration has been submitted, either party may request that the Dispute be submitted to nonbinding mediation prior to any arbitration hearing as set forth in the AAA National Rules. The parties shall share all costs, filing fees, and administrative fees for the mediation and/or arbitration (the "Expenses")
equally as they come due; provided, however, that Employee's share of the
Expenses shall not exceed four weeks of Base Salary and the parties shall be responsible for their own attorneys' fees, witness fees, and travel costs;
provided further, that, if Employee is the prevailing party in at least 50% of the items in the Dispute, he shall be entitled to be paid his reasonable attorney's fees incurred in connection with such Dispute from the other party to such Dispute.

              The Arbitrator shall have the authority to rule on any and all issues properly presented in the Demand for Arbitration and/or pursuant to the
AAA National Rules, including but not limited to the enforceability of this
Agreement, the arbitrability of any issue, and the timeliness of any submission or demand; and may award any and all relief provided under applicable law. The
Arbitrator's Award may be enforced, vacated, modified or corrected as set forth in the Federal Arbitration Act, 9 U.S.C ss. 1 et seq. This Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C ss. 1 et seq., as amended, and the applicable rules of the American Arbitration Association set forth in this
Agreement. This Agreement shall be binding upon, and shall inure to the benefit of Employee, the Employer, the Third Party Beneficiaries and their respective successors and assigns.

         17. Severability. If any provision of this Agreement is found to be unenforceable, the remaining provisions shall be enforced to the extent permitted by applicable law. Further, in lieu of any such unenforceable provision, there shall be substituted in its place a provision as similar in substance and effect as is capable of being enforced.

         18. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Employer, the Investors and Employee and their respective assigns; provided, however, that Employee may not assign his rights under this Agreement without the prior written consent of the Employer as authorized by the Board and by each Investor so long as it remains an investor in the Employer.

         19. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

         20. No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this
Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         21. Entire Agreement. This Agreement constitutes the entire Agreement between the parties respecting the employment of Employee, and there are no representations, warranties or commitments, except as set forth herein. This
Agreement may be amended only by an instrument in writing executed by Employee and the CEO or Chairman of the Board. The provisions of this Agreement shall supercede the Employment Agreement between Employee and the Employer, dated as of August 9, 2001, the Executive Severance Compensation Agreement between
Employee and PTI, dated as December 28, 2001 and any and all other employment agreements between Employee and the Employer and/or PTI (the "Prior
Agreements"), which Prior Agreements shall be null and void in their entirety from and after the Effective Date. Until the Effective Date, the Prior
Agreements shall remain in effect. The Employer and Employee intend that each
Investor be and is a Third Party Beneficiary of all of the provisions of this
Agreement.

EMPLOYEE                               PINNACLE HOLDINGS INC.

/s/ William T. Freeman                 By: /s/ David J. Grain
------------------------------------      --------------------------------------

                                           President
                                          --------------------------------------
                                                      (Title)

                                       PINNACLE TOWERS INC.

                                       By: /s/ David J. Grain
                                          --------------------------------------

                                           President
                                          --------------------------------------
                                                         (Title)

                                 BONUS SCHEDULE

2002 Bonus:                            Employee's bonus for calendar year 2002
                                       shall be comprised of the "Retention
                                       Bonus" and the "Completion Bonus", as
                                       specified in PTI's Retention and
                                       Completion Incentive Plan (the "Retention
                                       Plan") that became effective December 28,
                                       2001. The Investors shall agree to work
                                       with the Employer to support the approval
                                       of the Retention Plan during the
                                       Employer's pending Chapter 11 bankruptcy
                                       proceedings and, if requested by the
                                       Employer, shall file a motion with the
                                       bankruptcy court in support of such
                                       approval.

                                       In the event the Retention Plan is not
                                       approved by the bankruptcy court in its
                                       requested form in the Employer's Chapter
                                       11 bankruptcy proceedings, Employee shall
                                       be eligible to receive from the Investors
                                       an additional calendar year 2002 bonus
                                       (the "Shortfall Bonus") in a maximum
                                       amount equal to the difference between
                                       (i) the amount specked for Employee in
                                       the Retention Plan in its requested form
                                       and (ii) the amount of calendar year 2002
                                       bonus payable to Employee under the
                                       Retention Plan approved by the bankruptcy
                                       court in the Employer's Chapter 11
                                       bankruptcy proceedings (the "Shortfall
                                       Amount"). The Shortfall Bonus shall be
                                       calculated as follows:

                                       (a)  If Actual Cash Flow is less than 90%
                                            of Budgeted Cash Flow, Employee
                                            shall not be entitled to any
                                            Shortfall Bonus;

                                       (b)  If Actual Cash Flow is equal to
                                            90.1-93% of Budgeted Cash Flow,
                                            Employee's Shortfall Bonus shall
                                            equal 25 % of the Shortfall Amount;

                                       (c)  If Actual Cash Flow is equal to
                                            93.1-96% of Budgeted Cash Flow,
                                            Employee's Shortfall Bonus shall
                                            equal 50% of the Shortfall Amount;

                                       (d)  If Actual Cash Flow is greater than
                                            96-105% of Budgeted Cash Flow,
                                            Employee's Shortfall Bonus shall
                                            equal 75% of the Shortfall Amount;
                                            or

                                       (e)  If Actual Cash Flow is greater than
                                            105% of Budgeted Cash Flow,
                                            Employee's Shortfall Bonus shall
                                            equal 100% of the Shortfall Amount.

                                       10

Bonus:                                 Beginning in calendar year 2003,
                                       Employee's bonus may be up to 100% of
                                       Base Salary and shall be comprised of a
                                       performance-related bonus (the
                                       "Performance Bonus") and a discretionary
                                       bonus (the "Discretionary Bonus").

                                       The Performance Bonus, representing a
                                       maximum of 60% of Base Salary, shall be
                                       calculated as follows:

                                       (a)  If Actual Cash Flow is less than 90%
                                            of Budgeted Cash Flow, Employee
                                            shall not be entitled to any
                                            Performance Bonus;

                                       (b)  If Actual Cash Flow is equal to
                                            90.1-93% of Budgeted Cash Flow,
                                            Employee's Performance Bonus shall
                                            equal 15 % of Base Salary;

                                       (c)  If Actual Cash Flow is equal to
                                            93.1-96% of Budgeted Cash Flow,
                                            Employee's Performance Bonus shall
                                            equal 30% of Base Salary;

                                       (d)  If Actual Cash Flow is greater than
                                            96-105% of Budgeted Cash Flow,
                                            Employee's Performance Bonus shall
                                            equal 45% of Base Salary; or

                                       (e)  If Actual Cash Flow is greater than
                                            105% of Budgeted Cash Flow,
                                            Employee's Performance Bonus shall
                                            equal 60% of Base Salary.

                                       Employee's Discretionary Bonus shall
                                       represent a maximum of 40% of Base
                                       Salary. The amount of Employee's
                                       Discretionary Bonus is subject to the
                                       Board's evaluation, in its sole
                                       discretion, of Employee's performance and
                                       the performance of the Employer.

Certain Defined Terms:                 "Actual Cash Flow" for any particular
                                       year shall mean the actual "same site"
                                       Cash Flow for the Employer. For purposes
                                       of determining Actual Cash Flow for any
                                       particular year, any assets (i) acquired
                                       by the Employer during that year or (ii)
                                       developed by the Employer during that
                                       year (to the extent not contemplated in
                                       the budget for that year) shall be
                                       excluded from the calculations.

                                       "Budgeted Cash Flow" for any particular
                                       year shall mean the budgeted "same site"
                                       Cash Flow as proposed by the Employer's
                                       senior management and approved by the
                                       Board by the end of January of the
                                       particular year; provided,

                                       11

                                       however, that Budgeted Cash Flow for the
                                       calendar years 2002 through 2004 shall be
                                       as follows:

                                       The Budgeted Cash Flow for 2002 shall be
                                       adjusted as described below in EBITDA for
                                       asset dispositions. The Budgeted Cash
                                       Flow shall also be adjusted downwards in
                                       2003 and 2004 for the projected EBITDA
                                       impact of any assets sold.

                                       "Cash Flow" for any period shall mean
                                       actual cash EBITDA less the greater of
                                       (i) actual capital expenditures for that
                                       period and (ii) $15 million.

                                       "EBITDA" shall mean gross revenue (other
                                       than gains or losses from the sale of
                                       assets) less operating expenses
                                       (including direct and indirect expenses
                                       and corporate overhead expenses) of the
                                       Employer and its subsidiaries on a
                                       consolidated basis. EBITDA shall be
                                       calculated before the deduction for the
                                       management fees and related expenses paid
                                       or payable to the Investors. For purposes
                                       of the 2002 calculation of the Shortfall
                                       Bonus, the calculations of EBITDA and
                                       Budgeted Cash Flow shall include all the
                                       adjustments delineated in Section 2.3,
                                       with respect to dispositions, and Section
                                       2.4(a) of the Securities Purchase
                                       Agreement.

                                       12